Filed Pursuant to Rule 433

Registration Statement No. 333-211029

Pricing Term Sheet

November 29, 2018

AVERY DENNISON CORPORATION

$500,000,000 4.875% Senior Notes due 2028 (the “Notes”)

Issuer:	Avery Dennison Corporation

Title of Securities:	4.875% Senior Notes due 2028

Ratings*:	Baa2 (Moody’s) / BBB (S&P)

Legal Format:	SEC-registered

Trade Date:	November 29, 2018

Settlement Date**:	December 6, 2018

Principal Amount:	$500,000,000

Maturity Date:	December 6, 2028

Benchmark Treasury:	3.125% Notes due November 15, 2028

Benchmark Treasury Price and Yield:	100-23+ / 3.039%

Spread to Benchmark Treasury:	190 bps

Yield to Maturity:	4.939%

Issue Price (Price to Public):	99.500% of principal amount

Coupon (Interest Rate):	4.875%

Interest Payment Dates:	June 6 and December 6, commencing June 6, 2019

Interest Record Dates:	May 22 and November 21

Optional Redemption:	At any time prior to September 6, 2028, at the Treasury Rate plus 30 basis points. At any time on or after September 6, 2028, at par.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC HSBC Securities (USA) Inc. Citigroup Global Markets Inc.

Co-Managers:	Mizuho Securities USA LLC Standard Chartered Bank MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

CUSIP:	053611 AJ8

ISIN:	US053611AJ82

* A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

** Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) on Form S-3 (SEC File No. 333-211029) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) HSBC Securities (USA) Inc. toll free at (866) 811-8049, (ii) J.P. Morgan Securities LLC toll free at (212) 834-4533 or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.

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